Exhibit 3.1(a)
CERTIFICATE OF ELIMINATION

OF

TRANSWITCH CORPORATION

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TranSwitch Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth the proposed elimination of the Series A Junior Participating Preferred Stock as set forth herein:

RESOLVED:  That none of the authorized shares of stock of the Corporation’s Series A Junior Participating Preferred Stock are outstanding.

RESOLVED:  That none of the Series A Junior Participating Preferred Stock as currently designated will be issued.

RESOLVED:  That the Proper Officers (as defined below) of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Amended and Restated Certificate of Incorporation of the Company all reference to the said series of shares of stock.

SECOND:  That the Certificate of Designations, Preferences and Rights with respect to the above Series A Junior Participating Preferred Stock was filed in the office of the Secretary of State of Delaware on October 1, 2001.  None of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued.

THIRD:  That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, said TranSwitch Corporation has caused this certificate to be signed by Robert A. Bosi, its Vice President and Chief Financial Officer, this 3d day of October, 2011.

TRANSWITCH CORPORATION By /s/ Robert A. Bosi Vice President and Chief Financial Officer